EXHIBIT 99.5

BENEFICIAL OWNER ELECTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the distribution in a rights offering (the “Rights Offering”) by Second Sight Medical Products, Inc. (the “Company”), to the holders of record of its common stock, no par value (the “Common Stock”), as of 5:00 p.m., New York City time, on [March ], 2016, at no charge, of non-transferable subscription rights (the “Rights”) to invest and purchase shares of Common Stock at a subscription price of $4.25 or 85% of the closing price of our Common Stock on its primary exchange on [April] __, 2016, whichever is lower, per full share (the “Subscription Price”).

Each Right gives the holder thereof the right to invest $0.55 for each share held on the Record Date (the “Basic Subscription Right”). In addition, holders of Rights who purchase all of the shares of Common Stock available to them pursuant to their Basic Subscription Right may also choose to purchase (the “Over-Subscription Privilege”), additional $0.55, for a portion of any shares of Common Stock that other holders of Rights do not purchase through the exercise of their Basic Subscription Rights (the “Over-Subscription Shares”). The Company will not issue fractional shares or cash in lieu of fractional shares in the Rights Offering. Instead, fractional shares resulting from the exercise of Basic Subscription Rights or the Over-Subscription Privilege will be eliminated by rounding down to the nearest whole share.

With respect to any instructions to exercise (or not to exercise) Rights, the undersigned acknowledges that this form must be completed and returned such that it will actually be received by you by 5:00 p.m., New York City time, on April [ ], 2016, the scheduled expiration date of the Rights Offering.

This will instruct you whether to exercise Rights to purchase shares of Common Stock distributed with respect to the shares of Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related “Instructions as to Use of Second Sight Medical Products, Inc. Rights Certificates.”

I (we) hereby instruct you as follows:

(CHECK THE APPLICABLE BOXES AND PROVIDE ALL REQUIRED INFORMATION)

Box 1. ☐ Please DO NOT EXERCISE RIGHTS for shares of Common Stock.

Box 2. ☐ Please EXERCISE RIGHTS for shares of Common Stock as set forth below:

	Amount Invested			Payment
Basic Subscription Privilege		x	=	$ (Line 1)
Over-Subscription Privilege		x	=	$ (Line 1)
Total Payment Required				$ (Sum of Lines 1 and 2)

Box 3. ☐Payment in the following amount is enclosed: $

Box 4. ☐ Please deduct payment of $            from the following account maintained by you as follows:

(The total of Box 3 and Box 4 must equal the total payment specified above.)

Type of Account ___________________________

Account No.___________________________

I (we) on my (our) own behalf, or on behalf of any person(s) on whose behalf, or under whose directions, I am (we are) signing this form:

•     irrevocably elect to invest the amount indicated above to purchase shares of Common Stock upon the terms and conditions specified in the prospectus; and

•     agree that if I (we) fail to deliver the amount I (we) have elected to invest, you may exercise any remedies available to you under law.

Name of Beneficial Owner(s):

Signature of Beneficial Owners(s):

If you are signing in your capacity as a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or another acting in a fiduciary or representative capacity, please provide the following information:

Name:

Capacity:

Address (including zip code):

Telephone Number:

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